Exhibit 99(a)(5)

                          Agreement of Confidentiality

Providence Capital, LLC ("Providence"), acknowledges and agrees as follows:

(i) Providence has requested a list of the names and addresses, and numbers of units of limited partnership interest in ML Media Partners, L.P. (the "Partnership") of record of, the limited partners of the Partnership (the "Limited Partners") for the purpose of making a tender offer to the Limited Partners in compliance with the Securities Laws (defined below) and to be filed with the Securities and Exchange Commission.

(ii) Providence hereby represents, for the benefit of the Partnership and Media Management Partners (the "General Partner"), and each of their respective partners and affiliates of any of them, in connection with the use of the aforementioned list and any tender offer made or proposed to be made, that Providence and any person or entity controlled or managed or advised by, or under common control with, or controlling Providence (the "Providence Affiliates"), will comply with all federal and state securities laws and the rules and regulations promulgated thereunder, including, without limitation, Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations thereunder (together with the Exchange Act, the "Securities Laws"), and the provisions of the Partnership's Second Amended and Restated Agreement of Limited Partnership, as the same may be amended or supplemented from time to time (the "Partnership Agreement").

(iii) Providence hereby agrees on behalf of itself and the Providence Affiliates that any solicitation letter provided to Limited Partners in connection with any tender offer shall indicate the maximum number of limited partnership units that such person making the request shall accept and the time period during which offers to sell limited partnership interests shall be accepted by Providence or a Providence Affiliate, as applicable.

(iv) Providence hereby acknowledges that: (i) the information being provided by ML Leasing Management, Inc. ("ML Leasing") pursuant to this Agreement constitutes confidential and proprietary information of the Partnership; and (ii) the list of Limited Partners and security positions obtained by it pursuant to this Agreement shall be used solely for the purpose of making a tender offer by Providence or a Providence Affiliate to Limited Partners of the Partnership in compliance with the Securities Laws and for no other purpose. Providence hereby represents on behalf of itself and the Providence Affiliates and their respective officers, directors, partners, members, principals, agents and affiliates, that they will make all reasonable efforts to safeguard such list from disclosure to third parties, and will not furnish the list or the information contained therein to any other person or entity (other than employees, agents or advisors of Providence or the Providence Affiliates on a need to know basis in connection with the making of the tender offer contemplated by this Agreement and who agree to

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        abide by the terms of this Agreement). This Agreement, including this paragraph relating to confidentiality and the uses to which the list may be put, shall be binding upon Providence and the Providence Affiliates and their respective officers, directors, partners, members, principals, agents and affiliates.

(v) Providence, on behalf of itself and the Providence Affiliates, agrees that any communication with any Limited Partner identified on the list being provided pursuant to this Agreement shall expressly state that "neither Merrill Lynch & Co., Inc., the General Partner, ML Leasing Management, Inc. or the Partnership nor their respective affiliates or subsidiaries are parties to this offer." Providence shall provide to ML Leasing Management, Inc., 101 Hudson Street, 9th Floor, Jersey City, NJ 07302, Attention: Joseph Garrone (Facsimile (201-557-2195) a copy of any correspondence in final form that Providence, or the Providence Affiliates, sends to the Limited Partners on the date such correspondence is sent.

(vi) Providence and the Providence Affiliates shall return the list of Limited Partners and security position listings furnished to Providence or any of the Providence Affiliates promptly after the termination of the proposed tender offer, or if Providence or a Providence Affiliate has not commenced a tender offer within 30 days of the date hereof, promptly after such 30-day period. Neither Providence nor any Providence Affiliate shall retain any list of Limited Partner or security positions furnished pursuant to this Agreement, or any copy thereof, nor retain any information derived from any such list or listing of a copy thereof after the termination of any offer by Providence or any Providence Affiliate or the failure to commence a tender offer within such 30-day period.

(vii) Providence and the Providence Affiliates shall accept, handle and return the list of Limited Partners furnished pursuant to this Agreement on a confidential basis.

(viii) In the event the Partnership files a report or reports on Form 8-K ("8-K") with the Securities and Exchange Commission subsequent to the Partnership's last quarterly report on Form 10-Q or annual report on Form 10-K as the case may be, but prior to any solicitation by Providence or any Providence Affiliate of the Partnership's limited partners for the purchase of their units, Providence and the Providence Affiliates hereby agree to include in any solicitation materials provided by Providence and the Providence Affiliates to the Limited Partners identified on the list being provided pursuant to this Agreement, a either a summary of the information contained in any and all such 8-Ks, or copies thereof. Providence, on its own behalf and on behalf of and the Providence Affiliates, hereby acknowledges that (I) in order to preserve the Partnership's tax status, the Partnership's General Partner has determined not to process for transfer or recognize transfers (other than certain transfers that may be designated as excluded transfers) of more than 4.8% (or approximately 9,024 Units) of all issued and outstanding Units during any Partnership tax year, and
        (ii) as of November 7, 2003, the aggregate percentage of transfers of Units of the Partnership during the Partnership's 2003 tax year is 4.8%.

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(ix)    Providence and the Providence Affiliates have been advised that transfers of limited partnership interests in the Partnership are subject to the provisions of the Partnership Agreement, including any numerical or other limitations on the transfer of units which the Partnership may impose in 2003 and/or subsequent years, and any other restriction set forth in the Partnership Agreement and the policies implemented by the General Partner in furtherance thereof and that documentation for the transfer of units of limited partnership interest must comply with the provisions of the Partnership Agreement and such policies.

Signed:                      Providence Capital, L.L.C.

                             By:   /s/ JOHN C. KOPCHIK
                                   ------------------------------

                                   John C. Kopchik
                                   ------------------------------
                                             Print Name

                                   President

                             Date: November 12, 2003

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